Exhibit 99.1

Magnum Opus Acquisition Limited Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing May 14, 2021

Hong Kong – May 11, 2021 – Magnum Opus Acquisition Limited (the “Company”) announced today that, commencing May 14, 2021, holders of the units sold in the Company’s initial public offering of 20,000,000 units, completed on March 25, 2021, may elect to separately trade the shares of Class A ordinary shares and warrants included in the units. Those units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “OPA.U,” and the shares of Class A ordinary shares and warrants that are separated will trade on the NYSE under the symbols “OPA” and “OPA WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The offering was made only by means of a prospectus, copies of which may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

Credit Suisse Securities (USA) LLC is acting as the representative of the several Underwriters. A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 22, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Magnum Opus Acquisition Limited

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to search globally for a target with operations or prospectus focusing on global consumer, technology or media sectors with disruptive growth potential through the use of technology that can benefit from operations in Asia, and to seek proprietary and unique targets that can benefit from its large addressable markets underpinned by strong consumer-driven shifts. It also aims to identify proven business models that can be tailored to the Asian market and benefit from accelerated growth.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Hou Pu Jonathan Lin

Chief Executive Officer

15th Floor, Nexxus Building

77 Des Voeux Road

Central, Hong Kong

+852 3757 9857

jonathan.lin@opusacquisition.com